Exhibit 3.2

FARADAY FUTURE INTELLIGENT ELECTRIC, INC.

CERTIFICATE OF CORRECTION

OF THE CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B PREFERRED STOCK

Pursuant to Section 103(f) of the

General Corporation Law of the State of Delaware (the “DGCL”)

Faraday Future Intelligent Electric Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the corporation is Faraday Future Intelligent Electric Inc.

2. The Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock of the Corporation (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on April 3, 2025, and requires correction as permitted by subsection (f) of Section 103 of the DGCL.

3. The inaccuracy or defect due to clerical error in the Certificate to be corrected is the Section 4. The inaccuracy will be corrected as set forth in this Certificate of Correction, which is set forth below.

4. The Certificate of Designation is hereby corrected by replacing Section 4 in its entirety as set forth below:

Section 4 is hereby replaced its entirety as follows:

“4. Rank; Liquidation. Upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company (a “Liquidation”), whether voluntarily or involuntarily, pursuant to which assets of the Company or consideration received by the Company are to be distributed to the stockholders, the holders of Series B Preferred Stock shall be entitled to receive, before any payment is made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred Stock equal to (a)(i) the aggregate outstanding Principal (as defined in the Notes) amount of such holder’s Notes minus (ii) the amount received by such holder from the Company pursuant to such holder’s Notes in connection with such Liquidation divided by (b) the number of shares of Series B Preferred Stock held by such holder at the time of such Liquidation. As used herein, “Notes” shall mean the unsecured senior convertible promissory notes issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of March 21, 2025, by and among the Company and the purchasers party thereto (the “Purchase Agreement”).

5. All other provisions of the Certificate remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Correction on April 9, 2025.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Koti Meka
Koti Meka
Chief Financial Officer